Exhibit 99.0

Capital One Master Trust Aggregated Data for 2002

Defaults	1,545,915,616.53
Total Collections	51,545,883,204.59
Collections of Principal Receivables	45,771,265,614.79
Collection of Finance Charge Receivables (includes amortization of annual membership fees)	5,836,838,973.73
Annual Servicing Fee Paid	412,547,357.60
Aggregate amount paid to Certificateholders allocable to principal	1,840,487,500.00
Class A Investor Charge-Offs	0.00
Class B Investor Charge-Offs	0.00
Class C Investor Charge-Offs	0.00